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                                                                    EXHIBIT 99.1

shoe
  pavilion                                                      NEWS RELEASE
  --------

                                                           FOR IMMEDIATE RELEASE

CONTACT:   John D. Hellmann, VP & CFO
           (510) 970-9775

          SHOE PAVILION ANNOUNCES FOURTH QUARTER AND ANNUAL 2001 SALES

         RICHMOND, California, January 4, 2002 - Shoe Pavilion, Inc. (Nasdaq SmallCap Market: SHOE) today announced total net sales increased 1.0% to $23.9 million for the fourth quarter ended December 29, 2001, from net sales of $23.6 million for the fourth quarter ended December 30, 2000. Net sales for the fiscal year ended December 29, 2001 were $88.1 million, a 3.2 % decrease from net sales of $91.1 million for the fiscal year ended December 30, 2000.

          Comparable store net sales decreased 4.2% for the fourth quarter ended December 29,2001 and decreased 5.9 % for the fiscal year ended December 29, 2001 from the same periods last year.

         The Company's corporate office and warehouse lease consisting of approximately 100,000 square feet will expire on February 28, 2002. The Company has decided not to renew the lease and instead engage a third party to provide the warehousing and distribution services. The Company will lease separate office space for its merchandising and administrative staff. Dmitry Beinus Chairman and CEO of Shoe Pavilion stated, "the Company believes by outsourcing these services the Company will realize greater operating efficiencies and achieve greater cost savings." In addition Mr. Beinus stated "effective June 29, 2002 the initial term of the license agreement with Gordmans Department Store will expire and the Company will discontinue the operation of the 38 licensed shoe departments in Gordmans Department Stores." Net sales from the licensed shoe departments were $14.5 million for the fiscal year ended December 29, 2001.

         During the quarter ended December 29, 2001 the Company opened three stores. These openings brought the total number of stores and licensed shoe departments the Company operates to 121 as of December 29, 2001.

         Shoe Pavilion is the largest independent off-price footwear retailer on the West Coast. It offers a broad selection of women's and men's designer label and name brand footwear such as Esprit, Dexter, Skechers, Dr. Marten, Rockport and Timberland, typically at 30% to 70% below department store regular prices for the same shoes. The Company has 83 of its own stores in California, Washington and Oregon and operates the licensed shoe departments of 38 Gordmans Department Stores in nine Midwestern states.

         Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause the Company's actual results to differ materially from management's current expectations. These factors include, without limitation, change in the trend of same store sales, the financial impact of discontinuing the operation of the licensed shoe departments, competitive pressures in the footwear industry, changes in the level of consumer spending on or preferences in footwear merchandise, economic and other factors affecting the retail market conditions, including the events of September 11, 2001 and uncertainties related to the ongoing conflict, the Company's ability to purchase attractive name brand merchandise at reasonable discounts, the availability of desirable store locations as well as management's ability to negotiate acceptable lease terms and maintain supplier and business relationships and open new stores in a timely manner. Other risk factors are detailed in the Company's filings with the Securities and Exchange Commission. The Company intends these forward-looking statements to speak only at the time of this release and does not undertake to revise or confirm them as more information becomes available.